UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE
         Mail Stop 3561


							April 21, 2006

Mr. Mark H. Collin
Unitil Corporation
6 Liberty Lane West
Hampton, NH 03842-1720

Re:	Unitil Corporation
      Form 10-K for the fiscal year ended December 31, 2005
      Filed February 22, 2006
      File No. 001-08858


Dear Mr. Collin:

      We have completed our review of your Form 10-K and have no further comments at this time.



		Sincerely,



		James Allegretto
		Senior Assistant Chief Accountant